EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces the Reaffirmation of the Company’s                 $725 Million Senior Secured Credit Facility Borrowing Base
Purchases 2,758 Net Acres in Howard County
TULSA, OK - October 22, 2020 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced that the borrowing base of the Company’s Senior Secured Credit Facility was reaffirmed at $725 million in association with the semi-annual redetermination process. Additionally, the Company announced the purchase of 2,758 net acres in Howard County, including production of 210 barrels of oil equivalent ("BOE") per day, for $11.3 million.
Senior Secured Credit Facility Highlights (cash balance as of Oct. 19, 2020, includes acquisition payment)
•Reaffirmed borrowing base and maintained elected commitment of $725 million
•Reduced current borrowings to $220 million, a decrease from $275 million at June 30, 2020
•Increased liquidity to $476 million, including cash and cash equivalents of $15 million and adjusted for $44 million in letters of credit, an increase from $422 million at June 30, 2020
Howard County Bolt-On Highlights
•Acquired 2,758 net acres adjacent to existing Howard County acreage, increasing the Company’s position to 11,299 net acres
•Added 12 new 10,000-foot locations at conservative, 12 wells per unit development assumptions, with the potential for 25 additional locations as drilling units are formed
•Increased the working interest and lateral length of 12 existing locations, from 45% to 83% and from 7,500 feet to 10,000 feet, respectively
•Includes production of 210 BOE per day (80% oil)
•Low-cost financing with entire transaction funded with borrowings from Senior Secured Credit Facility
"During the third quarter, we delivered on our commitment to reduce net borrowings and strengthen our balance sheet, and have now reduced Net Debt by $54 million after paying for the Howard County bolt-on acquisition," stated Jason Pigott, President and Chief Executive Officer. "With the reaffirmation of our borrowing base fortifying our liquidity, hedges in 2021 equivalent to 80% of expected oil production supporting anticipated cash flows, and no term-debt maturities until 2025, we feel we are well positioned to execute on our strategic objectives of capital efficient oil growth and sustained Free Cash Flow generation."

"We have now closed on our third bolt-on acquisition in Howard County since our initial investment late last year, adding additional high-margin drilling locations at prices not seen since the introduction of horizontal drilling in the Midland Basin," continued Mr. Pigott. "The Company’s strong financial position and history as a low-cost operator underpin this strategy as we begin to develop our Howard County asset and remain focused on executing similar, reasonably-priced bolt-on acquisitions around our core position in Howard County."
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the contents of this release, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. This press release and any accompanying disclosures may include or reference certain forward-looking, non-GAAP financial measures, such as Free Cash Flow, and certain related estimates regarding future performance, results and financial position. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+"), the outbreak of disease, such as the coronavirus ("COVID-19") pandemic, and any related government policies and actions, changes in domestic and global production, supply and demand for commodities, including as a result of the COVID-19 pandemic and actions by OPEC+, long-term performance of wells, drilling and operating risks, the increase in service and supply costs, tariffs on steel, pipeline transportation and storage constraints in the Permian Basin, the possibility of production curtailment, hedging activities, possible impacts of litigation and regulations, the impact of repurchases, if any, of securities from time to time and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2020, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Laredo does not intend to, and disclaims any obligation to, correct update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.
Free Cash Flow
Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities before changes in operating assets and liabilities, net, less costs incurred, excluding non-budgeted acquisition costs. Management believes Free Cash Flow is useful to management and investors in evaluating the operating trends in its business due to production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.
Net Debt
Net Debt, a non-GAAP financial measure, is calculated as long-term debt less cash. Management believes Net Debt is useful to management and investors in determining the Company’s leverage position since the Company has the ability, and may decide, to use a portion of its cash and cash equivalents to reduce debt.

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Contacts:
Ron Hagood: 918.858.5504 - RHagood@laredopetro.com
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